[Integrys Energy Group, Inc. News Release]

Integrys Appoints James F. Schott Vice President and Chief Financial Officer and Announces Other Management Changes

Chicago, IL –  The  board of directors of Integrys Energy Group, Inc. (NYSE: TEG) has named James F. Schott, vice president – external affairs, to serve as vice president and chief financial officer for Integrys effective January 1, 2013.   Schott succeeds Joseph P. O’Leary, senior vice president and chief financial officer, who announced plans to retire in 2013. O’Leary will continue to serve as senior vice president reporting to Charlie Schrock, chairman, president and chief executive officer, and will assist with the leadership transition and other strategic projects until his retirement.

“Joe’s commitment to the company and dedicated service contributed to our success in many ways over his 11-year tenure. I look forward to Joe’s continued guidance and support on financial and strategic matters until his retirement,” said Charlie Schrock.

“Through our succession planning process, we have in place a highly qualified successor to Joe,” Schrock continued. “Jim has extensive experience in the financial and utility industry. He started his career working with Arthur Andersen accounting and management firm, specializing in capital intensive industries such as utilities. He later worked for Wisconsin Gas (now a subsidiary of Wisconsin Energy Corporation) where he held several positions including controller, vice president finance and vice president operations. Since joining Integrys in 2003, Jim has contributed significantly to the regulatory and financial strategy for Integrys in his roles as assistant vice president regulatory affairs and later vice president external affairs.”  Schott is a Certified Public Accountant and holds a bachelor’s degree in Business Administration from Georgetown University and an MBA from the University of Wisconsin-Milwaukee.

In other key announcements,

•
Larry Borgard, president and chief operating officer of the Integrys’ regulated utilities, will add leadership of Integrys governmental relations to his current responsibilities. Borgard represented the American Gas Association (AGA) as Chair for the past year and will bring that experience to the company’s government relations strategy benefitting all of the Integrys subsidiaries.

•	William D. Laakso, vice president human resources, will add leadership of Integrys corporate communications to his current responsibilities;

•	Phillip M. Mikulsky, executive vice president – business performance and shared services, will now serve as executive vice president – corporate initiatives and chief security officer; and,

•
Mark A. Radtke, executive vice president and chief strategy officer, will now serve as executive vice president- shared services in addition to his current responsibilities as chief strategy officer, and chief executive officer Integrys Transportation Fuels.

These leadership changes are a reflection of an ongoing, long-term talent management process at Integrys. “Our focus on creating diverse development opportunities and exposure to key aspects of the business ensures that Integrys has a knowledgeable, flexible executive team that can not only ensure continued successful operations, but also take the company into the future,” said Charlie Schrock.

About Integrys Energy Group, Inc.

Integrys Energy Group is a diversified energy holding company with regulated natural gas and electric utility operations (serving customers in Illinois, Michigan, Minnesota, and Wisconsin), an approximate 34% equity ownership interest in American Transmission Company (a federally regulated electric transmission company operating in Wisconsin, Michigan, Minnesota, and Illinois), and nonregulated energy operations. More information is available at www.integrysgroup.com.

For More Information, Contact:

•	Steven P. Eschbach, CFA
Vice President - Investor Relations
Integrys Energy Group, Inc.
(312) 228-5408

•	Jennifer Block
Director Media Relations
Integrys Energy Group, Inc.
(312) 465-0911